Exhibit 99.3

Operator:
Ladies and gentlemen, good morning and welcome to today's conference call and webcast announcing the planned combination of Martin Marietta and Texas Industries.  All participants are currently in a listen-only mode.

After the speakers' remarks, there will be a question and answer session.  If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.  If you would like to withdraw your question, press the pound key.

As a reminder, today's call is being recorded and a copy of the slide presentation is available on the investor relations section of MartinMarietta.com and TXI.com.  An audio archive on this call will be available shortly after the call has concluded.

At this time, I would like to turn the call over to Ward Nye, Martin Marietta's president and CEO. Please go ahead, sir.

Ward Nye:
All right, thank you very much.  And good morning, everyone, and thank you all for joining us on short notice for this announcement.  Our planned combination with Texas Industries creates an expanded platform for growth that will benefit shareholders of both companies.  Joining me today are Anne Lloyd, our executive vice president and chief financial officer and Mel Brekhus, Texas Industries' president and chief executive officer.

In a few moments, I'll provide the high level details about the transaction and then Mel will share his perspective and discuss the significant benefits he sees for Texas Industries shareholders in this combination.  Anne and I will then talk in more detail about the strategic rationale and financial benefits.  Anne will also spend a few minutes discussing our fourth quarter 2014 earnings results, which we also issued this morning.

Before we get started, I'd like to remind everyone that today's discussion may include forward-looking statements as defined by securities laws in connection with future events or future operating or financial performance.  Such statements are subject to risks and uncertainties which could cause actual results to differ materially.  Except as is legally required -- we undertake no obligation publicly to update or revise any forward-looking statements, whether resulting from new information, future development or otherwise.

We refer you to the legal disclaimers contained in Martin Marietta’s and Texas Industries' most recent earnings releases and to our other filings with the Securities and Exchange Commission, which are available on both our own and the SEC websites.  Also, any margin references in our discussion are based on net sales, excluding freight and delivery revenues.  These and other non-GAAP measures are also explained in our SEC filings and on our website.

Moving on to the announcement.  Slide five outlines at a high level -- the compelling, strategic and financial benefits of this transaction and makes clear how the combination of our two companies creates an expanded platform for growth.  Together, we'll create the leading U.S. aggregates producer, enhanced by targeted cement operations.

The combined company will have nationwide scale and enhanced geographic and product diversity.  We'll be well-positioned for long-term growth with uniquely positioned assets, including our best-in-class long-haul network, providing us expanded reach into the largest and fastest growing geographies in the United States, including Texas and California.

Furthermore, by vertically integrating across aggregates and targeted cement operations, we'll be able to leverage the complementary, high-quality assets of both companies and enhance our position as low-cost and highly efficient operators.  The combined company will have a disciplined management team, a strong balance sheet, enhanced financial flexibility and better access to capital, which should fuel our long-term growth as we experience rapidly improving market conditions.  All of these benefits, combined with the synergies we expect to achieve from the combination, provide a unique opportunity to create significant value for both sets of shareholders.

Turning to slide six, you'll see an overview of the terms of the transaction.  Under the merger agreement, Martin Marietta will acquire all of the outstanding shares of Texas Industries common stock in a tax-free, stock-for-stock transaction.  Based on the closing market prices for the shares of both companies on January 27, 2014 and their debt levels as of December 31, 2013, the combined company will have an enterprise value of approximately $8.5 billion.

Texas Industries shareholders will receive 0.700 Martin Marietta shares for each share of Texas Industries common stock they own at closing.  Based on the closing stock price for Martin Marietta on January 27, 2014, this consideration would be equivalent to $71.95 of Martin Marietta stock for each Texas Industries share.

The exchange ratio represents a 13 percent premium to the average exchange ratio implied by the closing prices of Martin Marietta's and Texas Industries' shares during the last 90 days, and an over 15 percent premium to the exchange ratio implied by the respective closing stock prices on December 12, 2013, the day prior to market speculation of a potential transaction.

We expect the transaction will close in the second quarter of 2014, subject to shareholder votes by both Martin Marietta and Texas Industries shareholders, as well as customary regulatory approvals and closing conditions.  An important element of this transaction involves voting agreements with two of Texas Industries' largest shareholders, representing approximately 51 percent of shares outstanding, who have agreed to vote all of their shares of Texas Industries common stock in favor of the transaction.  We are pleased to have their strong support.

Upon closing, Martin Marietta shareholders are expected to own approximately 69 percent, and Texas Industries shareholders are expected to own approximately 31 percent of the combined company.  We'll operate under the name Martin Marietta Materials and we'll be headquartered in Raleigh, North Carolina and we'll maintain a significant presence in Dallas.

I, along with the rest of the Martin Marietta executive management team, will lead the combined company.  We'll retain top talent across the combined company based on a best athlete approach.  In addition, Mel Brekhus, Texas Industries' president and CEO, has agreed to work constructively with us to ensure an orderly transition and smooth integration.

As you'll see on slide seven, we're bringing together two highly complementary companies, both in terms of geographies, products and areas of expertise.  We're combining strong aggregates and heavy building materials franchises that, together, can achieve greater scale and efficiencies to deliver value.

As the number two producer of aggregates for highway, infrastructure, commercial and residential construction in the United States, Martin Marietta supplies the crushed stone, sand and gravel used to build the roads, sidewalks and foundations on which Americans live.

With our aggregates business accounting for approximately 88 percent of Martin Marietta's annual net sales and our specialty products business representing nearly 12 percent, we produce about 128 million tons of aggregates per year to 35 states across the country.  Texas Industries is the number one cement producer by capacity in Texas and number three in California.

Importantly, Texas Industries’ aggregates operations are s strategically located in high growth markets that fit well in our existing portfolio.  It offers 7.4 million tons of cement capacity and over 100 ready-mix plants, which will further diversify Martin Marietta's product and customer mix.

Mel will discuss the significant investments in plant modernization and capacity expansion that Texas Industries has undertaken throughout the last decade.  With these key strategic decisions, Texas Industries has achieved leading positions in some of the nation's highest growth markets while maintaining a low-cost profile.

As a result of this combination, we'll create a market leading supplier of aggregates and heavy building materials that's poised to capitalize on the strength of our combined aggregates platform, as well as the significant upside potential in both the residential and nonresidential construction markets.  We're excited about the potential of joining forces with Texas Industries and look forward to quickly realizing the benefits of this transaction.

With that said, I'd like now to turn the call over to Mel to discuss why TXI decided to partner with Martin Marietta.

Mel?

Mel Brekhus:
All right.  Thank you, Ward.  Before I get into my prepared remarks, I want to thank Ward and his team for all the hard work that they've done -- but more importantly, the collaborative work that they've done that has helped us bring this potential merger together.  And we will continue to operate collaboratively and enthusiastically to see this merger through.

But if you will please look at slide nine, you will see the strategic evolution that we have taken at TXI to position the company as a leader in our markets.  Since 2001, Texas Industries has expanded its operations and grown by, among other things, investing over a billion dollars in cement plant modernization and capacity expansion, ahead of increased demand and more stringent regulations.

We have replaced 2.3 million tons of older, less efficient clinker capacity by approximately 3-and-a-half million tons.  We've made these strategic investments in order to further enhance our reputation as a low-cost producer with state of the art facilities and to get us to where we are today.  We believe this combination with Martin Marietta represents another step forward for Texas Industries as we seek to continuously improve our business and maximize value for our shareholders.

If you'd please turn to slide nine, as one entity, Martin Marietta and Texas Industries will benefit from increased scale and scope -- a more diversified portfolio of products and significant exposure to the attractive aggregates business.  We've long admired Martin Marietta's success and strong execution track record, and we believe the combination provides opportunities for significant value creation.

As slide nine further outlines, this stock-for-stock transaction will provide our shareholders with a tax-free exchange and allow them to participate in the significant upside potential of the combined company, including the synergies that have been identified.  Additionally, by being part of a larger organization, the combined company will have greater financial flexibility and a stronger balance sheet, allowing us to provide meaningful dividends to Texas Industries shareholders and deliver a solid platform for sustainable growth.

Texas Industries' board ran a thorough and robust process, evaluated available options and concluded that the combination with Martin Marietta fulfilled our goals.  We are confident that this is the best outcome for our stakeholders, including our employees, our customers, our vendors and, of course, our shareholders.  I'm very proud of what we have done here at Texas Industries.  As we look forward to this combination, I want to thank all of our employees for their contributions that have made this announcement possible.

As I opened my remarks, I once again say I look forward to working together with Ward and the rest of the Martin Marietta management team to support this combination and to ensure a successful integration.  I believe the next chapter of our company will be a great one.

Thank you, Ward, and I'll turn it back to you.

Ward Nye:
Mel, thank you very much.  And I really appreciate your kind comments and the way that your team has approached this.  I think we really have done something together that's in the best interest of our collective shareholders, customers and employees, and I wholly agree with your sentiment.  And we're looking forward to joining forces.

Taking a look at slide 12, I want to spend a few minutes now explaining in greater detail why this transaction is right from both a strategic and financial perspective and the financial benefits and offers to both company shareholders.

As you can see on slide 12, this combination allows Martin Marietta to continue delivering on its strategic principles of positioning, growth and performance.  We want to be positioned in the most attractive markets, leveraging multiple long-term drivers of growth and continue to differentiate our performance from all others in the industry.  We believe the combination with Texas Industries lines up with each of these principles and represents a very attractive investment for our shareholders.

As you can see on slide 13, Martin Marietta is geographically diverse with respect to its net sales.  Texas, one of the fastest growing markets in the country, already accounts for approximately 17 percent of Martin Marietta's net sales, while North Carolina and Georgia, which are in the early stages of economic recovery, account for about 19 percent of net sales.

Importantly, Texas Industries supports our already strong position in Texas and provides a presence in the rapidly recovering California market.  Combined with established positions and key geographies, this will lead to nearly $2.5 billion in combined sales.

Slide 14 shows the combined company's pro forma position in the aggregates business.  Last year, Martin Marietta produced 128 million tons of sand, gravel and crushed stone, making us the second largest producer of aggregates in the country and the third largest shipper.

Combining our aggregates operations with Texas Industries, which shipped approximately 15 million tons in fiscal year 2013, the combined company would have been the pro forma number one producer of aggregates in the United States last year.  In addition, Texas Industries' aggregates operations are strategically located in high growth markets in Texas, which highly complement our existing portfolio.

As I said before and is illustrated on the next slide, slide 15, vertical integration will drive value creation in selective markets.  The combined company will be focused on the key benefits available for operating in aggregates as well as cement and ready-mix and we're confident we'll deliver value from this enhanced vertical integration.

Turning to slide 16 -- as Mel mentioned, one of the exciting benefits of this transaction comes with the work that Texas Industries has already done to improve its facilities and ensure they're compliant with both federal and state environmental regulations.

According to the Portland Cement Association, or PCA, under current environmental regulations, there are 18 cement facilities forecasted to be closed and seven designated for permanent closure.  Additionally, there are three more facilities that are at high-risk for closure.  Combined, these facilities represent 19.3 million tons of U.S. clinker production capacity expected to be removed from the U.S. market.

Texas Industries' recently upgraded and expanded facilities could be the last commissioned for the foreseeable future in the California market.  Whether or not all of those other facilities close remains to be seen.  However, no matter the ultimate outcome, we expect that the combined company will be uniquely well-positioned in California.

Growth is another of our strategic principles and slide 17 demonstrates the planned combination increases our exposure to some of the country's most attractive, high-growth markets.  In total, the combined company will be uniquely situated with top markets in states that account for approximately 70 percent of projected U.S. population growth between 2012 and 2017.  Martin Marietta is strategically located in Texas as well as other high growth states across the southeast and in other growing markets, while Texas Industries is strategically located in Texas and California.

Moving to slide 18, you can see why we are so enthusiastic about our pro forma position in Texas.  Texas is the number one consumer of aggregates and cement in the United States.  And the combined Texas operations you see illustrated on slide 18 will represent 34 percent of pro forma sales in the combined company.  The company will have an unmatched asset base in key markets in Texas, including Dallas/Fort Worth and Austin.

Our optimism is supported by analyst expectations that Texas will expand at an above average pace in 2014 and beyond, supported by broad-based economic drivers, including housing and nonresidential construction, energy and related manufacturing.

As you see on slide 19, the PCA reports the Texas demand for cement currently exceeds capacity and that gap is only expected to grow over the next four years.  Texas Industries maintains a leadership position in the state and we believe the combined company will be well-positioned to serve this key market.

With this combination, Martin Marietta will once again gain access to California, which we believe is at the early stages of a significant recovery.  Slide 20 details many of the reasons we believe in the potential of this market.  The state is the eighth largest economy in the world and it is the number two consumer of aggregates and cement in the U.S. construction, behind only Texas.

Between 2013 and 2017, PCA projects a compounded annual growth rate in Southern California's cement consumption of 13.4 percent and a 12.5 percent compound annual growth rate in Northern California over the same period.

Anne is now going to take us through the financial benefits of this planned combination. So, with that, we'll turn it to Anne.

Anne Lloyd:	Thank you, Ward.

Ward has talked about positioning and growth and we will now focus on how this planned combination also delivers against performance -- one of our key strategic principles.  On slide 21, I want to begin with a high level overview of the significant financial benefits that this combination will provide shareholders.  Importantly, we expect the transaction to be immediately accretive to Martin Marietta's earnings per share in 2014, assuming refinancing of Texas Industries' outstanding debt at or around closing of the merger and excluding one-time costs.

In the first full year of ownership, EPS accretion is expected to reach mid to high single digits.  The combination will also provide meaningful additional growth opportunities that will drive revenue and EBITDA growth in excess of standalone projections.

As I will outline on the next slide, taking into consideration the benefits from acquired net operating losses, as well as non-core real estate and synergies that we are confident we can bring to bear, we believe the run rate multiple of this proposed transaction will be inside eight times EBITDA within 24 months of closing.  Finally, the combination will also help Martin Marietta increase our return on invested capital over the next several years, particularly as run rate synergies take hold.

As outlined on slide 22, we expect to achieve $70 million of annual synergies by calendar year 2017.  Through a nearly even split of SG&A savings and operational efficiencies, including incremental aggregates volume, incremental cement volume, ready-mix improvement, and purchasing.  This translates into $28 million in run rate synergies at calendar year end 2014, representing 40 percent of total projected annual synergies.

That number jumps to $57 million in run rate synergies or approximately 80 percent of total projected synergies through calendar year 2015.  Our estimate excludes material real estate sales and any potential utilization of net operating losses, which I will highlight next.

From a balance sheet perspective, slide 23 outlines our industry-leading leverage position.  Both companies have undrawn credit facilities and there are no significant debt maturities until 2018.  From a market perspective, we expect the combined company will maintain strong, existing credit ratings and have pro forma leverage of less than three times EBITDA for the 12 months ended December 31, 2014.  Furthermore, we have an opportunity to meaningfully reduce the cost of debt on Texas Industries' existing $650 million in notes.

The combined company's financial strength and balance sheet structure, combined with further action to reduce the cost of capital, will help us retain significant financial flexibility for continued growth.  We expect to rapidly de-lever the combined company, driven in part by utilization of TXI's NOLs, totaling over $400 million on a pre-tax basis as of May 31st, 2013.  We expect full utilization of these NOLs over the next few years.  In addition, we've identified non-operating real estate assets that we may divest.

Finally, on slide 24, we outline the ability of this leadership team to reduce costs and maintain a lean cost structure going forward.  We believe this proven track record will be critical as we work to integrate our operations and achieve the expected synergies from this transaction.

Further, we have supported value creation by maintaining a stable dividend program, even as the economy experienced the worst downturn in recent history.  We look forward to providing the same dividend to Texas Industries shareholders and see that as another key benefit of the combination.

Before we conclude, I want to take a minute to discuss our earnings results for the fourth quarter and year ended December 31st, 2013, which we also announced this morning.  In the interest of time, we're going to keep our remarks about earnings concise.  I refer you to our separately issued press release for additional details, including commentary on trends and developments in our market.

We reported fourth quarter 2013 earnings of 77 cents per diluted share -- an increase of 67 percent over the prior year quarter.  Consistent with the trends experienced throughout 2013, our results reflect private sector construction growth, pricing improvement in the aggregates product line and exceptional performance from the specialty products business.  These drivers generated an 8 percent increase in consolidated net sales, which, coupled with our disciplined cost management, led to an incremental consolidated growth margin for the quarter of 69 percent.  Further, these factors contributed to a 380 basis point improvement in our consolidated gross margin.

The aggregates business reported a 7 percent increase in net sales over the prior year quarter.  Aggregates product line pricing, which increased 3.4 percent despite headwinds created by product mix, was a significant driver of this sales growth.  Please refer to our press release for additional details on aggregates volume, pricing and margin.

Our specialty products business continued its strong performance and delivered quarterly records for both net sales and earnings from operations.  Net sales of $58.1 million, created -- increased 15 percent over the prior year quarter.

At this time, I'll turn the call back over to Ward to discuss our 2014 outlook.

Ward Nye:
Anne, thanks for that. Looking ahead to full-year 2014, we continue to be encouraged by positive trends in our business and markets, especially the private sector employment and construction.  We anticipate growth across the nonresidential, residential and public sector, and chemrock / rail end markets in 2014, as highlighted in our Q4 2013 earnings press release.

Cumulatively, we expect aggregates product line shipments to increase 4 to 5 percent compared with 2013.  We also expect aggregates product line pricing to increase 3 to 5 percent over 2013, although this increase will not be uniform across the company.

Aggregates product line direct production cost per ton are expected to decrease slightly, compared with 2013.   Net sales for the specialty products segment should range from $225 to $235 million, generating $85 to $90 million of gross profit.

To conclude, we are encouraged by numerous macroeconomic indicators of increased construction activity for 2014.  We believe the private sector will continue the strong growth noted in 2013 which should lead to increased public sector activity.  Additionally, we expect the trend of increased state level funding of key projects to continue during the period of federal funding uncertainty.  We're well-positioned to serve these opportunities, to build on our momentum and enhance long-term value for our shareholders.

Before taking your questions, let's quickly discuss the map to completing this compelling transaction on 28.  Moving forward, we'll file the appropriate materials with the SEC and work cooperatively to receive the requisite approvals to file definitive materials and schedule the shareholder votes.

As mentioned earlier, both Martin Marietta and Texas Industries will seek shareholder approval and we've already received voting agreements from Texas Industries' two largest shareholders, constituting 51 percent of shares outstanding.  Along the way, we'll work to obtain customary regulatory approvals and closing conditions necessary to complete the combination throughout the process.  We'll also do our best to ensure a smooth transition for our stakeholders and it will be business as usual for all Martin Marietta and Texas Industries customers.

Moving to slide 29, I want to conclude our call be reiterating how truly excited we are about this value creating strategic combination, which we strongly believe is in the best interest of all Martin Marietta and Texas Industries stakeholders.  The combined company will provide significant shareholder value, benefit our talented employees and lead to enhanced offerings for our customers.

We look forward to becoming a market-leading supplier of aggregates, cement and heavy building materials with a nationwide scale and enhanced geographic and product diversity and to capitalizing on this unique opportunity to create value for both sets of shareholders.

Thank you all again for joining us today to discuss this announcement.  We look forward to working with the Texas Industries team to complete the combination.  I'll now turn it back over to Lori to open it up for questions.

Operator:	At this time, I'd like to remind everyone -- if you would like to ask a question, please press star then number one on your telephone keypad.

First question comes from the line of Chris Olin of Cleveland Research.

Chris Olin:	Morning.

Ward Nye:	Good morning, Chris.

Chris Olin:
I wanted to just start with your demand guidance and I understand kind of how you get to the overall number.  But I was just wondering -- if you look at this public demand driver, I guess your guiding closer to low single digit range.  Is there a way you can look at it by region?  And I guess I'm getting at -- is the outlook muted because of some of your concerns on the Midwest?

Ward Nye:
You know, Chris, here's how I think about it.  Let's go through by end use.  I would look at infrastructure and say that we're looking for slight growth in infrastructure next year.  I think we're going to see obviously more of the TIFIA monies coming through -- I think that's going to be very helpful.  If you look at the states in which Martin Marietta has a significant presence, I think we see good activity in Texas.  We see great activity in Colorado, very steady activity in Iowa and we see growing activity in the Eastern United States.

In nonresidential, again, we see that up mid to high single digit growth next year.  We think that continues to be a fall-behind what we've seen in energy and otherwise.  But let's remember -- we've seen double digit growth in residential this year.  We're seeing that across almost all of our geographies.  The usual tail that we would see on non-res coming behind residential has served to be consistent.

So, if we're looking at slight growth in infrastructure, mid to high single digit growth in non-res, double digit growth in res and low single digit growth in our chemrock and rail segment,  that's what leads us up to the 4 to 5 percent growth.

Does that respond to your question, Chris?

Chris Olin:	Yes. Yes, that's fair. Also, on the pricing, I was curious how much of the pricing outlook is affected by mix. Will it be a considerable headwind?

Ward Nye:
You know, I'm not sure there's going to be a huge mix this year, relative to next year.  I think a lot of it’s going to be dependent on how much new construction you see on the infrastructure or on the commercial side.  But I will tell you, the more construction we see on commercial, the better -- because that tends to be a higher priced market area for us.  But new construction will take more base and that can be your swing factor, relative to mix.

Chris Olin:
OK.  Just last question -- regarding the deal here, I'm just curious why the interest in cement assets now.  I was always under the impression that that was one of the businesses that you were less interested in.  I'm just curious if you had any thoughts about that.

Ward Nye:
We are interested in markets that we think are going to be attractive near-term and long-term.  And I'll tell you, somebody commented to me one time because they thought Texas was going to be one of the great countries to do business in over the next 20 years.  And we think that's entirely right and we think combining these businesses and having that type of leading position in a state and in a geography that we think is going to be extremely exciting is the right way forward.

So, what we're looking for in this, Chris, is just what you'd imagine. We're looking to build value.

Chris Olin:	Thank you.

Operator:	Your next question comes from the line of Arnie Ursaner of CJS Securities.

Arnie Ursaner:	Hi, good morning, Ward and Anne.

Ward Nye:	Hi, Arnie.

Arnie Ursaner:
Just as a quick follow-up, people that have owned Martin Marietta stock have been very interested in the aggregates business.  And clearly, as you highlighted in this presentation, this diversifies you.  It makes you more vertically integrated.

When you look forward, can you give us a better feel or sense for how you think about the percentage of earnings coming from aggregates itself versus downstream operations might be?  And how -- well, let me start with that, then I'll follow up.

Ward Nye:
That's fine, Arnie.  What I'll tell you is this is an aggregates-centric company.  Let there be no mistake about that.  What we talked about is market positions where we're one or two and market positions where we feel like we need to be positioned for continuing growth.  And if we're looking at a market like Texas, we felt like this was an important structure for us to have in that market.

But if you come back and take a look at the pro forma business, it is still a very aggregates-centric business and I expect it will continue to be that and grow.  Keep in mind, it's an aggregates-centric business with the Eastern U.S. and the Southeast business still down.  So, as we continue to see places like North Carolina, South Carolina and Georgia go through recovery, what you're going to see from a percentage of earnings perspective will continue to be an aggregates-driven business.

Arnie Ursaner:
As a follow-up to that, your operating margins in the Southeast have been higher than your gross margins in the West -- obviously, with dramatically higher exposure to the West.  How should we think about your outlook for margins in the next year or two, on a consolidated basis?

Ward Nye:
You know, what -- you will clearly see margin growth in this business as we see aggregates volume come back to the business.  You can take a look at what we put up for the quarter -- and part of what I'm concerned about is the spectacular fourth quarter's going to be lost somewhere in this news of a spectacular transaction, as well.

When you look at the -- at the 69 percent that we put to the bottom line in the quarter, that tells you what we're doing in a period of time that, frankly, we didn't get a lot of volume help.  We got some pricing help, but we did get some helps from other parts of the country -- again, Southeast, North Carolina, in particular -- it really helped drive that business, Arnie.

So, if we can put that type of incremental margin up in a flat volume environment, you can imagine what's going to happen when the volume hits. And the volume's coming.

Arnie Ursaner:
OK.  And if I could just clarify -- I think you mentioned the, you know, it appears you're paying about a 20 multiple on current EBITDA.  But I think in the prepared remarks, you indicated on an adjusted basis, looking out 18 to 24 months, that drops to about eight.  Is that correct?

Anne Lloyd:	That's correct. Our run rate multiple will be inside of eight times within 24 months of closing, assuming that we deliver on the synergies, utilize NOLs and then maximize the value of the real estate.

Arnie Ursaner:	OK, thank you very much.

Ward Nye:	Thanks, Arnie.

Operator:	Your next question comes from the line of Kathryn Thompson of Thompson Research Group.

Kathryn Thompson:	Hi, thanks for taking my questions today and keeping Tuesday morning interesting for all of us.

Ward Nye:	Happy to help.

Kathryn Thompson:	No problem. Just first basic question on the structure of the deal -- why all equity and why no debt included as part of this transaction?

Ward Nye:
You know what it is -- it made good sense for us, from a Martin Marietta perspective.  It keeps our balance sheet in good shape.  As you can see, we de-lever through this in a very attractive way.  I'll let Mel respond from his shareholders' perspective in a moment, but I think the tax-free nature of the deal makes a lot of sense.

The other thing that it does, Kathryn, is that it keeps this combined entity in a very good place to continue to look to grow strategically and do bolt-on acquisitions.  Again, you know what our long-term strategic plan has been and this is exactly what we're doing.  What we're announcing today is consistent with what we've been talking about since 2010 when we pulled our strategic plan together.

But Mel, I'll let you take the other half of that, if you will.

Mel Brekhus:
Yes.  Kathryn, I would echo what Ward said.  And I want to -- you to understand and others to understand that, from our perspective, with this -- with this stock-for-stock tax-free transaction, we get a very fair value for what we have built over time, and especially the last 10 or 12 years.

But more importantly, our shareholders get an opportunity to share in value enhancement that will occur as we -- as we move forward.  And that's really exciting to me and to our board and I hope to our shareholders.

Kathryn Thompson:
So, with that in mind, you made some comment -- keeping some dry powder essentially for bolt-on acquisitions.  Does it take out the possibility of repurchasing your own stock at some point in time in the next 12 to 18 months?

Ward Nye:
What -- I won't speak necessarily to definitive time tables, but I'll tell you what I said to you before.  Depending on where we are from a leverage perspective and otherwise -- look, we like Martin Marietta a lot.  We know what we're getting when we buy that business, as well.

But if we have the opportunity to go and do some very sensible bolt-on acquisitions that will make sense for this business -- not just one or two years, but truly generationally -- that's the type of value that we're going to be aiming for, Kathryn.

Kathryn Thompson:
OK.  Is this also the beginning of a -- of a focused West coast expansion effort?  Or is this more of one off -- maybe talk -- because you picked up Colorado assets as part of the asset swap.  You're now increasing exposure in Texas and gaining a foothold in California.  Maybe discuss a little bit more about your Western expansion efforts.

Ward Nye:
Really, our Western expansion efforts are consistent with what we've done in the East, Kathryn -- and that is we're looking for leading positions.  And what we're doing with this transaction in Texas is truly putting a stake in the ground on a wholly leading position in a host of different markets, including where we sit in Dallas, Fort Worth and giving us nice entry to Austin, as well.

I think you've actually been out and seen those Denver operations.  We took down a formidable presence along the Front Range.  And what this does for us in California -- honestly, it gives us optionality.  That's the primary principle that I would outline to you -- we have optionality in California on growing that business or doing other things with that business, as well.  And we're going to have our eyes wide open.

The primary thing that we want to do, Kathryn, is build value for shareholders.  And we believe we can do that.  I think we've done it very effectively in Colorado.  I know we'll do it effectively in Texas and we're going to see exactly how we want to go ahead and move forward with a number of very attractive options in California.

Kathryn Thompson:	And with the California assets, would you be willing to J.V. the cement ops in order to pick up aggregate assets?

Ward Nye:
You know what, I'm not going to lay out all the different cards that spell out what our strategic options are.  But there are many.  And we are -- we like to think we're creative people.  And I'm confident we will find a good solution, one way or the other, with California.

Kathryn Thompson:
OK.  And finally -- and I'll get back in the queue -- could you give a little bit more color on the asset sales to properties?  And it may be too early to say what the potential incremental value is, but just helping us get a sense of the relative magnitude -- is this more like a $100 million type transaction or a 3 or 500 million type transaction?

Anne Lloyd:	Kathryn, it's not 3 or 5. It'd probably end up -- the $100 million range.

Kathryn Thompson:	OK, great. Thank you very much.

Ward Nye:	Thank you, Kathryn.

Operator:	Your next question comes from the line of Trey Grooms of Stephens Inc.

Trey Grooms:	Hey, good morning.

Ward Nye:	Good morning, Trey.

Trey Grooms:
So, Ward, you gave us some volume and pricing guidance for the standalone Martin Marietta, you know, for '14, as you always do.  Can you give us any metrics on kind of what you expect for the TXI business as we look into calendar '14, you know, and as you guys expect it to be pretty quickly accretive?

Ward Nye:
You know what, obviously, I think you could take a look at those Texas markets and California and probably get a better feel for that.  You know, we're in a funny place right now because I think coming out and giving specifics on a TXI business is really not where I need to be, as we're sitting here at this moment.

But I think if you go back and take a look at what's happened this past year in DFW -- what's anticipated with heavy highway work there, what's going on with population demographics in DFW and what appears to be a very strong returning California, I think directionally all those markets look very, very attractive.

And I did say in my prepared remarks that you're looking at a market that many are anticipating will be sold out from a cement perspective.  So, I'm not trying to be clever on it, Trey. I just -- from that perspective, I'm happy to talk specifically about Martin Marietta.  But talk about trends relative to TXI and the trends for the both are outstanding.

Trey Grooms:
OK.  And then also, on -- can you -- can you give us -- and maybe this is for Anne -- what NOL value you're assuming to get to the eight times EBITDA multiple within 24 months?  And also, if you could, and -- you know, give us some ideas of assumptions, in terms of cash flow that you're getting in that math, as well.

Anne Lloyd:
Well, Trey, once again, I think it's a little early to be giving data in that regard.  But as I indicated in our -- in our opening remarks, we think the NOL value is over $400 million that would be recognized over the next few years.  And obviously, we gave you some indications that we believe that was inside 24 months that we're trading an eight times or -- that the deal would be valued at about an eight times multiple.  So, that should give you some insight.

Trey Grooms:
OK.  And then -- thanks Anne -- and then Ward, as you take the reins here, how do you expect to approach additional cement capacity, you know, increases in TXI's existing footprint -- you know, specifically as we look at the Midlothian asset there -- that plant and the potential for expansion there?

Ward Nye:
You know what, again, that's going to some specific assets that Mel and his team still have responsibility for.  The one thing I'll tell you as you think about that market -- and I alluded to it in my comments -- don't forget our long-haul distribution network and how important that can be when you tie it back into those cement assets.  Again, we're the number one mover on stone on both B.N. and U.P.  And having that type of rail access and a more robust distribution network in Texas, we think really makes that combination awfully exciting.

Trey Grooms:	All right. That's all I've got. Thanks guys. Good luck.

Ward Nye:	Thank you, Trey.

Anne Lloyd:	Thanks, Trey.

Operator:	Your next question comes from the line of Garik Shmois of Longbow Research.

Garik Shmois:	Hi, thank you. Congratulations. First question is...

Ward Nye:	Hi, Garik.

Garik Shmois:	Ward, could you let us know on how much of your aggregate assets in Texas now could be consumed internally with the new cement and ready-mix plants you're picking up?

Ward Nye:
You know what, Garik, that's something in the fullness of time I'm happy to give you much more detail on.  But obviously, if you take a look at where our aggregates position is going to be in the DFW market or otherwise, it's going to be very attractive and you'll like the numbers.

Garik Shmois:
OK.  And then -- I guess this is a follow-up on the Texas market.  Do you anticipate any, you know, sort of HSR risk -- any sort of meaningful asset divestments as a result of combining aggregator and ready-mix forces?

Ward Nye:
What -- we obviously look at the issue very, very carefully.  We understand the market well.  We understand the HSR process well.  If we thought there was a serious issue there, we wouldn't be doing what we're doing here this morning.

Garik Shmois:	OK. Is it fair to assume that there may be some assets, though, that would have to be divested?

Ward Nye:	You know what it is, we look at it -- we just don't see any material HSR issues and we feel very confident, Garik.

Garik Shmois:
OK.  And I guess just my last question is -- just wondering if you could apply a little bit color on the comments around year one accretion for 2014 and also in year one.  Is this primarily coming from the anticipated debt refi and the synergy savings associated with that?  You know, I know that you're going to have some cost synergies, as well.

You know, is that mainly, you know, where the accretion's going to be coming from, or are you anticipating revenue synergies off the bat coming through, as well?

Anne Lloyd:
So, you have -- as we indicated, we have run rate synergies about 28 million through the end of 2014.  We do expect the refi will drive a substantial portion of that -- of the savings on top of the synergies.  And that is -- also -- it excludes the one-time costs, as you would imagine.

Garik Shmois:	Right, OK. So, it's really coming from refi -- you know, if I had to rank order it would be fair to assume refi first and then cost synergy second?

Anne Lloyd:	That's correct.

Garik Shmois:	OK, great. Thank you.

Ward Nye:	Thanks, Garik.

Operator:	Your next question comes from the line of Adam Rudiger of Wells Fargo Securities.

Adam Rudiger:
Hi, thanks for taking my questions. I was curious, Ward, when you look at -- I think you listed eight reasons for the deal in your press release.  And when you think about those reasons, I was wondering if you could kind of rank from the most important to the least important -- or, maybe just the top, you know, two most important reasons for the transactions.  Because when I think about it, it doesn't seem to me that just alone being the largest aggregate producer really gives you any real benefits being, you know, close second or close third.

And when I think about the synergy opportunities, those to me don't seem huge when I think about the combined company being able to generate, you know, in excess of probably a billion dollars in EBITDA by the targeted time frame.

Ward Nye:	You know what, Garik, I guess my...

Adam Rudiger:	It's Adam Rudiger.

Ward Nye:
Adam, I'm sorry. Adam, my comment would be look the aim isn’t about being the biggest – it’s about being the absolute best.  And what I believe is having these market positions in Texas and California and then using the optionality that we have in California to drive our business if we need to in other directions -- we think is really very powerful.

I'm not sure that I would rank any of those in any particular order.  Again, we have a lot of conviction around the synergies.  When you put a multiple to those synergies, it's pretty powerful.  And, you know, part of what I think we'll be doing, too, is seeing what else we can do with this business once we get it.  I think the distribution network is going to be incredibly important to the aggregates business as well as to the cement business.  And from where we sit, we think there's incredible value -- this being built here.

And again, my aim is to build the finest aggregates company in the world. If it happens to be one of the biggest, that's great, too. But we're about shareholders.

Adam Rudiger:	OK, so really sounds to me like it's the geographic exposure that really is attractive for you.

Ward Nye:	That's -- I would certainly agree with that.

Adam Rudiger:	OK. And then secondly, just real quick question. On the NOLs, is there any -- are there any issues with the change of ownership, in terms of the ability to monetize those?

Anne Lloyd:	We've taken a look at that, as you would imagine, Adam, and believe that we'll be able to realize the value over the next few years.

Adam Rudiger:	OK, thank you.

Ward Nye:	Thanks, Adam.

Operator:	Your next question comes from the line of Jerry Revich of Goldman Sachs.

Jerry Revich:	Good morning.

Ward Nye:	Good morning, Jerry.

Jerry Revich:
Ward, can you please talk about your integration plan in a bit more detail once you do get the regulatory approval, especially on the aggregate side?  Just talk about the perspective of bringing aggregates folks to run the business with -- at least on aggregates footprint side.

Ward Nye:
You know, obviously, we've got a very seasoned team in Texas as does Mel.  And what we're going to do is go through exactly what you would anticipate.  We're going to have a best athlete approach.  We're going to make sure that we have the finest talent deployed in that business.  We're going to take what we feel like is going to be a market leader position in the state of Texas and look to drive value from it.

And the nice thing is, when you look at the teams on both sides of this, we have a problem of riches from that perspective, and that's a nice place to be.

Jerry Revich:	And any structural reason on why the price per ton on the aggregates business on the TXI footprint would be meaningfully different from yours, longer term?

Ward Nye:
You know, it's hard to see why it'd be meaningfully different.  We're picking up nearly 800 million tons of aggregates in Texas and Oklahoma in this transaction.  So, when you look at what it does to our reserve base, it's putting us nicely over 13 billion tons.  And 13 billion tons of permitted reserves in the United States feels awfully good from where I'm sitting.

Jerry Revich:
And Mel, can you give us an update on the pricing landscape in Texas and California -- cement markets and just remind us how long are you contractually bound to existing cement prices and what rate of cement price increases you're anticipating over the next couple of months?

Mel Brekhus:
Yes, we -- things haven't really changed since our last teleconference regarding that, Jerry.  And we have price increases that are occurring in Texas as we speak and more that will occur in April.  We have price increases in California that are going into effect also in this first quarter of the calendar year.  But more importantly, price increases that will occur in the April, May range.

The business that we have under contract, as I explained in the last teleconference, is primarily the business that we have as a result of the tremendous amount of public works that's in -- ongoing in Texas.

And I also would add that that business, while it is under contract, the vast majority of that work does have escalators in it.  And the other portion of the business that is under contract, if you will, is not longer than 12 months.  And we also have the option to not ship that product if we choose not to -- but we are choosing to ship it; but it's not going into our core market.

So, we aren't handcuffed by pricing. So, long answer, Jerry, and sorry for it being so long. But pricing trends in Texas and California are positive.

Jerry Revich:	And Mel, the magnitudal price increases that you're expecting in the market in March and April?

Mel Brekhus:	It's about $8 in Texas...

Jerry Revich: (And)...

Mel Brekhus:	And I think -- I'm pretty sure I'm right on this -- about 5 -- $8 in Texas and $5 in California.

Jerry Revich:
OK.  And lastly, Mel, obviously you've -- and -- you've added a lot of capacity at a really good point on the capex curve over the past couple of years.  Any incremental opportunities to move -- to augment capacity or have you delivered on, you know, everything that's reasonable to execute?

Mel Brekhus:
Well, we've delivered on the major capacity additions in that the combined Martin Marietta and TXI assets will certainly benefit from that.  There's always the potential for incremental tons in the cement business.  We have, as someone pointed out early -- earlier, really only one significant opportunity and that's to make some modifications at the Midlothian plant to add some capacity.

But as Ward and I have discussed, that capital would be spent if we could get the return on it -- if the market calls for it.  And only under those conditions would we be spending that capital.  And it's not significant compared to the $400 million plus capital we spend when we build a greenfield cement plant.  So, most of the spending is behind us.

Jerry Revich:	OK. Thank you very much.

Ward Nye:	Thanks, Jerry.

Operator:	Your next question comes from the line of Ted Grace of Susquehanna.

Ted Grace:	Hi guys. How you doing?

Ward Nye:	Hi, Ted.

Ted Grace:
So, you know, one of the things that we've spent a lot of time talking about, you know, Ward and Anne and also Steve Zelnak, who I'm assuming is on the line -- is kind of returns and the focus of the company historically has had on shareholder returns, measured more by EVA and kind of returns out of asset capital -- not, you know, kind of stock performance.

And, you know, one of the arguments we've talked about in the context of downstream assets is greater cyclicality, greater capital intensity and greater volatility and ultimately, lower returns.  And I recognize that there's growth aspects to being in Texas and that TXI's a very unique asset.

But just -- the first thing I wanted to ask you -- in the vein of all those prior conversations, just what's really changed?  I mean, again, we've always known Texas is the state to have exposure to.  But I guess when we've run the numbers, this -- you know, your investment capital is going to be 2.6 billion before, you know, kind of one-time costs that I'm guessing are going to approach 150, $200 million.

I'm guessing even at full benefits of pre-tax synergies and full benefit of the restructuring TXI's undergoing, that the return of invested capital is something approaching 6 or 6 and-a-half.  So, could you just start by addressing how you think this affects your return profile as a corporation?

Anne Lloyd:
Yes, as we indicated in the -- in the opening comments, we believe that our actual return on invested capital will actually grow at a faster trajectory as a result of the combination.  The ability to deliver on -- against the synergies, the ability to realize the net operating losses, the ability to generate value from excess real estate -- all of those factors should return -- should compose -- be part of that return consideration.  And also, as Mel just indicated, TXI has made significant investment in capital -- that really is time to get out and let's let the market harvest that return.

Operator:	Your next question comes the line of Jack Kasprzak of BB&T.

Jack Kasprzak:	Thanks. Good morning, everyone. The deal will close in Q2, you expect. How soon thereafter might you try to do the debt refi?

Anne Lloyd:	Our plan would be to do a debt refinancing at or near the closing of the merger.

Jack Kasprzak:
OK.  And Anne, a little bit of a detail question here -- but do you have any thoughts or guidance you can offer about where the tax rate might shake out when -- with the combined entity?  I mean, I know that's a tough question, but I mean, directionally, I would think it would be meaningfully lower than what you guys have reporting.  Is that at least a fair way to look at it?

Anne Lloyd:
That's probably a fair way to look at it.  But in all candor, Jack, that's probably not appropriate for us to speculate on that right now.  We'll continue to look at that and refine it as we -- as we move closer to a closing.

Operator:	Your next question comes from the line of Todd Vencil of Sterne Agee.

Todd Vencil:	Thanks, guys. Congrats on this -- it's a lot of work.

Ward Nye:	Hey, Todd.

Todd Vencil:	Can you just talk about the aggregates market in North Texas and what your pro forma market share there looks like?

Ward Nye:
You know, we'll certainly talk about the aggregates market in North Texas.  And what we'll say is there's obviously a great deal of infrastructure work there.  And as I indicated before, the population dynamics in North Texas continue to be some of the most attractive in the United States.

There was a "Wall Street Journal" article I guess last week outlining the top 10 housing growth markets in the United States.  I want to say, Houston was number one on the list.  I think DFW was number three on that list.

As you recall, Todd, DFW really lagged the rest of Texas in the recovery.  Because you had simply more energy activity in south Texas, Houston and parts of San Antonio than you did in DFW.  So, from where we're sitting, looking at DFW right now, we love the infrastructure work.  We like what's going on in res, we like what's going on in non-res and we think that's going to be incredibly attractive going forward.  And coming back and looking at the market, it's a dynamic market.  And we'll just leave it at that.

Operator:	Your final question comes from the line of (Keith Hughes) of (Fund Trust).

(Keith Hughes):	Thank you. Just wanted -- on the NOLs, just want to make sure I understand -- you're expecting 400 million of NOLs within the next 24 months (getting) the transaction price down. Is that correct?

Anne Lloyd: (After the) -- we think we'll be able to utilize over 400 million in NOLs on a pre-tax basis over the next few years.

(Keith Hughes):
OK.  And as one questioner had before, usually there's some limitations on that, in terms of how quickly you can realize those in mergers.  Is there something unusual about these or something unusual about your position?  And then second question -- is part of realizing those -- the (asset sales that earlier) which creates gains and then you can offset those?

Anne Lloyd:
No, we've done an evaluation of the potential limitations, as built-in to our understanding of the realization pattern that we believe we'll have on those net operating losses.  And obviously, any time you generate taxable gains, you can off those -- typically offset those with operating losses if you follow all the rules and regulations.

Operator:	At this time, there are no further questions. I would now like to return the call to Ward Nye for any additional or closing remarks.

Ward Nye:	Lori, thank you very much for turning it back to us.

A couple of observations -- one, we feel like this is an incredibly exciting time for Martin Marietta Materials and for Texas Industries.  We think this combination is going to build considerable shareholder value in the near and long-term and I would ask you please to don't forget about what I think are some pretty special earnings with our Q4 this year.  And I want to make sure that I give some real thanks to our team who helped make that possible.

Thank you all very much for your time today. We look forward to speaking with a lot of you very soon, I'm sure, and we'll talk to you again when we're done with Q one in this year. Thanks so much.

Operator:	Thank you for participating in today's conference call and webcast. You may now disconnect.

END

Cautionary Statements Regarding Forward-Looking Statements
Certain statements in this communication regarding the proposed acquisition of TXI by Martin Marietta, the expected timetable for completing the transaction, benefits and synergies of the transaction, future opportunities for the combined company and products and any other statements regarding Martin Marietta’s  and TXI’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements made within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements are often, but not always, made through the use of words or phrases such as “may”, “believe,” “anticipate,” “could”, “should,” “intend,” “plan,” “will,” “expect(s),” “estimate(s),” “project(s),” “forecast(s)”, “positioned,” “strategy,” “outlook” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are the following: the parties’ ability to consummate the transaction; the conditions to the completion of the transaction, including the receipt of approval of both Martin Marietta’s shareholders and TXI’s stockholders; the regulatory approvals required for the transaction not being obtained on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in connection with the transaction within the expected time-frames or at all and to successfully integrate TXI’s operations into those of Martin Marietta; the integration of TXI’s operations into those of Martin Marietta  being more difficult, time-consuming or costly than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) being greater than expected following the transaction; the retention of certain key employees of TXI being difficult; Martin Marietta’s and TXI’s ability to adapt its services to changes in technology or the marketplace; Martin Marietta’s and TXI’s ability to maintain and grow its relationship with its customers; levels of construction spending in the markets; a decline in defense spending and the commercial component of the nonresidential construction market and the subsequent impact on construction activity; a slowdown in residential construction recovery; unfavorable weather conditions; a widespread decline in aggregates pricing; changes in the cost of raw materials, fuel and energy and the availability and cost of construction equipment in the United States; the timing and amount of federal, state and local transportation and infrastructure funding; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; and changes to and the impact of the laws, rules and regulations (including environmental laws, rules and regulations) that regulate Martin Marietta’s and TXI’s operations. Additional information concerning these and other factors can be found in Martin Marietta’s and TXI’s filings with the Securities and Exchange Commission, including Martin Marietta’s and TXI’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  Martin Marietta  and TXI assume no obligation to update or revise publicly the information in this communication, whether as a result of new information, future events or otherwise, except as otherwise required by law.  Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Additional Information and Where to Find It
In connection with the proposed transaction between Martin Marietta and TXI, Martin Marietta and TXI intend to file relevant materials with the Securities and Exchange Commission, including a Martin Marietta registration statement on Form S-4 that will include a joint proxy statement of Martin Marietta and TXI that also constitutes a prospectus of Martin Marietta.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MARTIN MARIETTA, TXI AND THE PROPOSED TRANSACTION.  The joint proxy statement/prospectus and other documents relating to the proposed transaction (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov.  These documents (when they are available) can also be obtained free of charge from Martin Marietta upon written request to the Corporate Secretary at Martin Marietta Materials, Inc., 2710 Wycliff Road, Raleigh, NC 27607, telephone number (919) 783-4540 or from Martin Marietta’s website,  http://ir.martinmarietta.com or from TXI upon written request to TXI at Investor Relations, Texas Industries, Inc., 1503 LBJ Freeway, Suite 400, Dallas, Texas 75234, telephone number (972) 647-6700 or from TXI’s website, http://investorrelations.txi.com.

Participants in Solicitation
This communication is not a solicitation of a proxy from any investor or securityholder.  However, Martin Marietta, TXI and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction under the rules of the SEC.  Information regarding Martin Marietta’s directors and executive officers may be found in its Annual Report for the year ended December 31, 2012 on Form 10-K filed with the SEC on February 2, 2013 and the definitive proxy statement relating to its 2013 Annual Meeting of Shareholders filed with the SEC on April 16, 2013.  Information regarding TXI’s directors and executive officers may be found in its Annual Report for the year ended May 31, 2013 on Form 10-K filed with the SEC on July 22, 2013 and the definitive proxy statement relating to its 2013 Annual Meeting of Shareholders filed with the SEC on August 23, 2013.  These documents can be obtained free of charge from the sources indicated above.  Additional information regarding the interests of these participants will also be included in the joint proxy statement/prospectus when it becomes available.

Non-Solicitation
This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.